UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2007

Neuro-Hitech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33426	20-4121393
(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 1503, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 594-1215
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 3.02. Unregistered Sales of Equity Securities.

On December 14, 2007, Neuro-Hitech, Inc., a Delaware corporation (“NHI”), issued to certain individual investors and private equity firms and their affiliates in a private offering, 1,250,000 shares of its common stock and warrants to purchase 625,000 shares of its common stock for $5.0 million in cash (the “Offering”) as previously announced. The exercise price of the warrants is $7.00 per share unless the warrants are exercised prior to the later of (i) April 30, 2008 or (ii) thirty days after a registration statement registering the shares of common stock underlying the warrants is declared effective by the Securities and Exchange Commission, in which case the exercise price will be $5.00 per share. CRT Capital Group, LLC, the placement agent for some of the securities sold in the offering, was paid a commission of $60,000 in cash.

On December 14, 2007, the Company also issued 302,730 shares of its common stock to existing investors pursuant to certain anti-dilution protections provided to such investors in a prior private offering.

A copy of the Stock and Warrant Purchase Agreement, Registration Rights Agreement and the form of the warrants issued pursuant to the Offering are attached as exhibits under Item 9.01(d) of this report.

The aforementioned securities were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, or Regulation D thereunder.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

4.1	Stock and Warrant Purchase Agreement, dated as of November 29, 2007, by and among Neuro-Hitech, Inc. and the investors identified therein.
4.2	Registration Rights Agreement, dated as of November 29, 2007, by and among Neuro-Hitech, Inc. and the investors identified therein.
4.3	Form of Warrant issued in connection with the Offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURO-HITECH, INC.

Date: December 18, 2007	By:	/s/ David Barrett
David Barrett
Chief Financial Officer